Exhibit 4.4

SMITHFIELD FOODS, INC.,

as Issuer

6.625% Senior Notes due 2022

FIFTH SUPPLEMENTAL INDENTURE AND PARENT GUARANTEE

Dated as of December 7, 2016

U.S. Bank National Association,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE AND PARENT GUARANTEE

This Fifth Supplemental Indenture and Parent Guarantee, dated as of December 7, 2016 (this “Supplemental Indenture” or “Guarantee”), among WH Group Limited, a Cayman Islands limited liability company (the “Parent Guarantor”), Smithfield Foods, Inc. (together with its successors and assigns, the “Company”), and U.S. Bank National Association, as Trustee under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of June 1, 2007 (the “Original Indenture”), as supplemented by the Third Supplemental Indenture dated as of August 1, 2012 (the “Third Supplemental Indenture,” and together with the Original Indenture, as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 6.625% Senior Notes due 2022 of the Company (the “Securities”);

WHEREAS, the Company is a wholly-owned subsidiary of the Parent Guarantor;

WHEREAS, pursuant to Section 7.01 of the Third Supplemental Indenture, the Trustee and the Company may amend the Indenture without written notice to or consent of any Holder to add Guarantees with respect to the Securities; and

WHEREAS, acting pursuant to Section 7.01 of the Third Supplemental Indenture, the Company desires to cause the Parent Guarantor to irrevocably and unconditionally guarantee the obligations of the Company under the Securities;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; PARENT GUARANTEE

Section 2.1. Agreement to be Bound. The Parent Guarantor hereby becomes a party to the Indenture as a guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a guarantor under the Indenture.

Section 2.2. Guarantee.

(a)    The Parent Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to each Holder of the Securities and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Securities and all other obligations and liabilities of the Company under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) (all the foregoing being hereinafter collectively called the “Obligations”). The Parent Guarantor further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Supplemental Indenture notwithstanding any extension or renewal of any Obligation.

(b)    The Parent Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. The Parent Guarantor waives notice of any default under the Securities, the Obligations or the Indenture. The obligations of the Parent Guarantor hereunder shall not be affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company, the Parent Guarantor or any other person under the Indenture, the Securities or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, any Subsidiary Guarantee, the Securities or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Obligations or any of them; (v) the failure of any Holder to exercise any right or remedy against any other Guarantor; or (vi) any change in the ownership of the Company.

(c)    The Parent Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

(d)    The obligations of the Parent Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under the Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Parent Guarantor or would otherwise operate as a discharge of the Parent Guarantor as a matter of law or equity.

(e)    The Parent Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Obligations. The Parent Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

(f)    In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against the Parent Guarantor by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, the Parent Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of (i) the unpaid amount of such Obligations then due and owing and (ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

(g)    The Parent Guarantor further agrees that, as between the Parent Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Parent Guarantor for the purposes of this Guarantee.

(h)    The Parent Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section 2.2.

Section 2.3. Limitation on Liability. The obligations of the Parent Guarantor hereunder will be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance or fraudulent transfer under federal or state law and that it is not otherwise void or voidable under any similar laws affecting the rights of creditors generally.

Section 2.4. Release and Discharge. The Parent Guarantor will be deemed released from all its obligations under the Indenture and its Guarantee and such Guarantee will terminate upon the legal defeasance or covenant defeasance of the Securities pursuant to the provisions of Article IV of the Original Indenture and Article VI of the Third Supplemental Indenture.

Section 2.5. No Subrogation. Notwithstanding any payment or payments made by Parent Guarantor hereunder, Parent Guarantor shall not be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any Subsidiary Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations, nor shall Parent Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any Subsidiary Guarantor in respect of payments made by Parent Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Obligations are paid in full. If any amount shall be paid to Parent Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by Parent Guarantor in trust for the Trustee and the Holders, segregated from other funds of Parent Guarantor, and shall, forthwith upon receipt by Parent Guarantor, be turned over to the Trustee in the exact form received by Parent Guarantor (duly indorsed by Parent Guarantor to the Trustee, if required), to be applied against the Obligations.

ARTICLE III

MISCELLANEOUS

Section 3.1. Notices. All notices and other communications to the Parent Guarantor shall be given as provided in the Indenture, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company:

WH Group Limited

Unit 7602B, International Commerce Centre

1 Austin Road West

Kowloon, Hong Kong

Facsimile: +852 2868 6001

Attention: General Counsel

Section 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.4. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 3.7. Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WH GROUP LIMITED,
as Parent Guarantor

By:	/s/ Wan Long
Name:	Wan Long
Title:	Chairman

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ David Ferrell
Name:	David Ferrell
Title:	Vice President

SMITHFIELD FOODS, INC.

By:	/s/ Timothy Dykstra
Name:	Timothy Dykstra
Title:	Vice President and Corporate Treasurer